Exhibit 21.1

SUBSIDIARIES OF URANIUM ENERGY CORP.

The following is a list of all the subsidiaries of the Company and the corresponding state or jurisdiction of incorporation or organization of each. All subsidiaries of the Company are directly or indirectly wholly-owned by the Company.

State or Jurisdiction of
Name of Subsidiary	Incorporation or Organization

Cue Resources Ltd.	British Columbia, Canada

Piedra Rica Mining S.A.(1)	Paraguay

South Texas Mining Venture, L.L.P. (2)	Texas

Transandes Paraguay S.A.(3)	Paraguay

UEC Concentric Merge Corp.	Nevada

UEC Paraguay Corp.	Nevada

UEC Resources Ltd.	British Columbia, Canada

URN South Texas Project, Ltd.(4)	Texas

URN Texas GP, LLC	Texas

Notes:

(1)	Piedra Rica Mining S.A. is a wholly-owned subsidiary of UEC Paraguay Corp.

(2)	URN South Texas Project Ltd. holds a 99% interest in South Texas Mining Venture, L.L.P., with the remaining 1% interest held directly by the Company.

(3)	Transandes Paraguay S.A. is a wholly-owned subsidiary of Cue Resources Ltd.

(4)	The Company directly holds a 99% interest in URN South Texas Project Ltd., with the remaining 1% interest held by URN Texas GP, LLC.